Exhibit 107
Calculation of Filing Fee Tables
Form
S-3
(Form Type)
Warner Music Group, Corp.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	(1)	Equity	Class A Common Stock, par value $0.0001 per share	Rules 456(b) and 457(r)

	(2)	Equity	Preferred Stock, $1.00 par value per share	Rules 456(b) and 457(r)

	(3)	Debt	Debt Securities	Rules 456(b) and 457(r)

	(4)	Other	Warrants	Rules 456(b) and 457(r)

	(5)	Other	Rights	Rules 456(b) and 457(r)

	(6)	Other	Purchase Contracts	Rules 456(b) and 457(r)

	(7)	Other	Units	Rules 456(b) and 457(r)

Fees Previously Paid		N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities		N/A	N/A	N/A	N/A		N/A		N/A	N/A	N/A	N/A	N/A

	(8)	Total Offering Amounts					N/A		N/A

		Total Fees Previously Paid							N/A

		Total Fee Offsets							N/A

		Net Fee Due							N/A

(1)
1(a). In accordance with Rules 456(b) and
457
(r) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is deferring payment of all applicable registration fees. An unspecified aggregate initial offering price and number or amount of the securities of each identified class of securities is being registered for possible offering from time to time at indeterminate prices. The proposed maximum offering price per security will be determined from time to time by the registrants in connection with, and at the time of, offering by the registrants of the securities registered hereby. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are offered in units. Securities may be denominated in U.S. dollars or the equivalent thereof in foreign currency or currency units.

1(b). See Note 1(a). Shares of Class A common stock may be issued in primary or secondary offerings or upon conversion of debt and other securities of the registrant registered hereby. Pursuant to Rule 416 under the Securities Act, shares of Class A common stock being registered hereby include such indeterminate number of shares as may be issuable with respect to the shares being registered hereby as a result of stock splits, stock dividends or similar transactions.

(2)	See Note 1(a). Preferred Stock may be issued in primary or secondary offerings or upon conversion of debt securities registered hereby.
(3)	See Note 1(a). Debt securities may be issued in primary or secondary offerings or upon conversion of debt securities registered hereby.
(4)
See Note 1(a). Warrants may be issued in primary or secondary offerings. Warrants may be issued representing rights to purchase shares of common stock, preferred stock or debt securities of the registrant (as shall be designated by the registrant at the time of any such offering) registered hereby.

(5)
See Note 1(a). Rights may be issued to purchase shares of common stock and/or any of the other securities of the registrant registered hereby. Each series of rights will be issued under a separate rights agreement to be entered into between the registrant and a bank or trust company, as rights agent.

(6)	See Note 1(a). Purchase contracts may be issued for the purchase and sale of any securities of the registrant registered hereby.
(7)	See Note 1(a). Units may be issued that may consist of any combination of the other securities of the registrant registered hereby.
(8)	See Note 1(a).

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